Exhibit 16.1

August 18, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 16, 2023, to be filed by our former client, China Green Agriculture, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ SS Accounting & Auditing, Inc.